Exhibit 99.1

Maui Land & Pineapple Company, Inc. Appoints a Chief Investment Officer

KAPALUA, Hawai‘i / June 9, 2026 (BusinessWire) – Maui Land & Pineapple Company, Inc. (NYSE: MLP) today announced the appointment of Ryan Panopio as the Company's Chief Investment Officer effective June 3, 2026.

The newly created executive role underscores the Company’s strategic commitment to optimize its land development pipeline and drive growth across its diverse real estate portfolio. The creation of the Chief Investment Officer role follows a period of financial and strategic progress for the Company. The Company recently reported a 24.5% increase in revenue, reaching $11.5 million, and highlighted over $11.0 million in contracted land sales during the first quarter of 2026.

Mr. Panopio, age 46, brings over two decades of progressive experience in real estate investment, capital markets, and financial planning to the Company. He most recently served as Head of Capital Markets, Americas and Lendlease Group, a multinational construction and real estate company, beginning in October 2023 to January 2026. Prior to beginning his role at Lendlease, Mr. Panopio was the Senior Director of Capital Transactions and Financial Planning & Analysis (FP&A) at Google Development Ventures between March 2020 and September 2023. His extensive background also includes a 14 year tenure at SunCal Companies, a prominent real estate development firm, where he held various leadership positions. He holds a Bachelor of Arts in Economics from the University of California, Irvine.

“We are thrilled to welcome Ryan as our Chief Investment Officer during this pivotal time for the Company,” said Race Randle, Chief Executive Officer of Maui Land & Pineapple Company. “As we continue to build momentum, Ryan’s deep expertise in structuring complex transactions and managing large-scale real estate investments will be invaluable to our future planning. We look forward to his direction in shaping our capital deployment strategy to drive growth in our portfolio and advance innovative ventures that align with our commitment to the Maui community.”

Additional Information

More information about Maui Land & Pineapple Company is available in filings with the Securities and Exchange Commission and posted at mauiland.com.

About Maui Land & Pineapple Company

Maui Land & Pineapple Company, Inc. (NYSE: MLP) is dedicated to the thoughtful stewardship of its portfolio, including over 22,000 acres of land along with approximately 247,000 square feet of commercial real estate. The Company envisions a future where Maui residents thrive in more resilient communities with sufficient housing supply, economic stability, food and water security, and deep connections between people and place. For over a century, MLP has built a legacy of thoughtful stewardship through conservation, agriculture, community building, and land management. The Company continues this legacy today with a mission to thoughtfully maximize the productive use of its assets to meet the critical needs of current and future generations.

Company assets include land for future residential communities and mixed-use projects within the world-renowned Kapalua Resort, home to luxury hotels such as The Ritz-Carlton Maui and The Resort at Kapalua Bay, pristine beaches, a network of walking and hiking trails, and the Pu‘u Kukui Watershed, the largest private nature preserve in Hawai‘i.

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CONTACT

Investors:	Wade Kodama | Chief Financial Officer | Maui Land & Pineapple Company
e: wade@mauiland.com

Media:	Ashley Takitani Leahey | Vice President | Maui Land & Pineapple Company e: ashley@mauiland.com Dylan Beesley | Senior Vice President | Bennet Group Strategic Communications e: dylan@bennetgroup.com